Exhibit 99.1

Transportation Security Specialist Joins Bulldog Technologies Team

John W. Lavers Appointed to Bulldog’s Advisory Board

RICHMOND, British Columbia, August 23, 2005 -- Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless security solutions and sensor networks that monitor, track and secure assets in the supply chain, announced today the appointment of John W. Lavers to Bulldog’s Advisory Board to create, develop and enhance efforts of supply chain security with foreign governmental organizations.

Mr. Lavers will effectively join Bulldog’s Advisory Board on September 1, 2005. He will be responsible for focusing the strategy and building the supporting organization to identify and develop Federal opportunities for Homeland Security, Borders and Port security initiatives of foreign governments.

Beginning in 2003, Mr. Lavers developed the National Marine Security Operations Program for the Government of Canada. As well as implementing national security objectives, he has been actively involved in the ongoing maritime and border security initiatives that have received focused attention since September 11th. Recent media reports have highlighted the security concerns of Federal officials with the over 6 million containers that move into U.S. ports on a yearly basis. It is estimated that less than 2% of those containers are checked for potential weapons of mass destruction or other security hazards. Mr. Lavers will be responsible for developing programs that position Bulldog Technologies security solutions to the Federal and Government marketplace. Bulldog seeks to gain a share of the over $20 Billion dollars spent on security programs such as the Container Security Initiative and other programs as identified by the Department of Homeland Security.

“John Lavers brings to Bulldog a comprehensive knowledge and application of the transportation security industry required to identify opportunities in growth and emerging foreign markets. Each year billions are spent by Federal agencies on container, border and supply chain security. It will be Mr. Laver’s responsibility to identify those opportunities to Bulldog Technologies,” said John Cockburn President and CEO of Bulldog Technologies.

In addition to his extensive government and security experience Mr. Lavers is preparing to undertake doctorial study in the field of national security. He currently holds a Master of Arts Degree in Police and Criminal Justice Studies from the University of Exeter in the United Kingdom. Additionally, his background includes a Bachelor of Arts in Military History and a program certificate for Investigative Analysis from the Canadian Police College.

“I am excited by the opportunity with Bulldog Technologies. Bulldog’s products are critical to meet the security objectives as set forth by Federal and Governmental initiatives” said Lavers. “Bulldog has developed state of the art technology and those solutions are a major weapon in the fight against terrorism.”

About Bulldog Technologies

Bulldog Technologies Inc. is a leading provider of wireless security solutions and sensor networks.  The Company researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices and solutions for use in the supply chain, focusing on the cargo transportation and storage industry.

Bulldog's solutions allow dispatchers, security personnel, law enforcement and loss prevention professionals, emergency response teams and cargo transport drivers to monitor, track and secure valuable cargo during the transport, storage and delivery supply chain process.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Contact Information:

Investor Relations	Press Contact
Todd Fromer / Michael Cimini	Jan Roscovich
KCSA Worldwide	Bulldog Technologies Inc.
Email: tfromer@kcsa.com/mcimini@kcsa.com	Email: jroscovich@bulldog-tech.com
(212) 896-1215 / (212) 896-1233	(604) 271-8656
800 Second Avenue, 5th Floor

                New York, NY 10017